EXHIBIT 99.1

New Release

Contacts:

Laure Park (Investors):	973-520-2900
Nancy Fitzsimmons (Media):	973-520-2800

FOR IMMEDIATE RELEASE
Madison, New Jersey, January 29, 2008

QUEST DIAGNOSTICS TO SPEAK AT

WACHOVIA SECURITIES 2008 HEALTHCARE CONFERENCE

MADISON, N.J., January 29, 2008 -- Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that it is scheduled to speak at the Wachovia Securities 2008 Healthcare Conference on Wednesday, January 30, 2008, at the Langham Hotel, Boston, Massachusetts. The Quest Diagnostics presentation is scheduled to begin at 8:00 a.m. Eastern Time.

During the conference, the company will reaffirm its 2007 guidance for revenues of between $6.6 billion and $6.7 billion and earnings per diluted share from continuing operations of between $2.84 and $2.91, before $0.04 per share in special charges recorded in the first quarter of 2007.

The presentation will be webcast live during the conference and will be available to registered investors on the following site: http://www.wsw.com/webcast/wa48/dgx and to the public on http://www.questdiagnostics.com. In addition, the archived webcast will be available immediately following the presentation and will remain available until February 29, 2008.

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business” in Part I, Item 1, “Risk Factors” and “Cautionary Statement for Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995” in Item I, Part 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A in the Quest Diagnostics 2006 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” in the Company’s 2007 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the Company’s 2007 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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